Exhibit 14.1

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (Registration Nos. 333-104748, 333-13200, 333-12642) of Amarin Corporation plc of our report dated 31 March 2004, except as to the information presented in notes 1(a), 40(1), 40(B), 40(E) and 41, for which the date is 13 December 2004, relating to the financial statements which appear in this Form 20-F as amended.  We also consent to the references to us under the heading “Experts” in such Registration Statements.

PricewaterhouseCoopers LLP

Cambridge, England

13 December 2004